Exhibit 10-3

GANNETT CO., INC.
2015 CHANGE IN CONTROL SEVERANCE PLAN
AS AMENDED AS OF JULY 20, 2017

Table of Contents

Page

INTRODUCTION
1	PURPOSE OF THE PLAN	1
2	EFFECTIVE DATE	1
3	ADMINISTRATION OF THE PLAN	1
(a)	The Committee	1
(b)	Determinations by the Committee	1
(c)	Delegation of Authority	2
4	PARTICIPATION IN THE PLAN	2
(a)	Designation of Participants	2
(b)	Terminating Status as a Participant	2
5	CHANGE IN CONTROL	2
6	ELIGIBILITY FOR BENEFITS UNDER THE PLAN	4
(a)	General	4
(b)	Cause	4
(c)	Good Reason	4
(d)	Certain Terminations Prior to a Change in Control	5
(e)	No Waiver	5
(f)	Notice of Termination After a Change in Control	6
(g)	Date of Termination	6
7	OBLIGATIONS OF THE COMPANY UPON TERMINATION	6
(a)	Cause; Other than for Good Reason	6
(b)	Termination Without Cause; Good Reason Terminations	6
(c)	Timing of Payments and Release Condition	9
8	MITIGATION	10
9	RESOLUTION OF DISPUTES	10
10	LEGAL EXPENSES AND INTEREST	10
11	FUNDING	11
12	NO CONTRACT OF EMPLOYMENT	11
13	NON-EXCLUSIVITY OF RIGHTS	11
(a)	Future Benefits under Company Plans	11
(b)	Benefits of Other Plans and Agreements	11
14	SUCCESSORS; BINDING AGREEMENT	12
15	TRANSFERABILITY AND ENFORCEMENT	12
16	NOTICES	12
17	AMENDMENT OR TERMINATION OF THE PLAN	12
18	WAIVERS	13
19	VALIDITY	13
20	GOVERNING LAW	13
21	SECTION 409A	13
22	HEADINGS	14

i

GANNETT CO., INC.
2015 CHANGE IN CONTROL SEVERANCE PLAN
AS AMENDED AS OF JULY 20, 2017

1.Purpose of the Plan. This document establishes the Gannett Co., Inc. 2015 Change in Control Severance Plan (the “Plan”) to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company and its affiliates (as defined below) notwithstanding the possibility, threat or occurrence of a Change in Control.
2.    Effective Date. The 2015 Change in Control Severance Plan (the “Plan”) shall become effective on July 28, 2015.
3.    Administration of the Plan.
(a)    The Committee. The Plan shall be administered (i) by such committee of non-employee directors as the Board shall appoint (the “Committee”), or (ii) in the absence of such Committee or if the Committee is unable to act, by the Board. The members of the Committee shall be entitled to all of the rights to indemnification and payment of expenses and costs set forth in the Bylaws of the Company. In no event may the protection afforded the Committee members in this Section 3(a) be reduced in anticipation of or following a Change in Control.
(b)    Determinations by the Committee. Subject to the express provisions of the Plan and to the rights of the Participants (as defined below) pursuant to such provisions, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to designate persons to be covered by the Plan; to revoke such designations; to interpret the terms and provisions of the Plan (and any notices or agreements relating thereto); and otherwise to supervise the administration of the Plan in accordance with the terms hereof. Prior to a Change in Control, all decisions made by the Committee pursuant to the Plan shall be made in its sole discretion and shall be final and binding on all persons, including the Company and Participants. The Committee’s determinations need not be uniform, and may be made selectively among eligible employees and among Participants, whether or not they are similarly situated. Notwithstanding any provision in the Plan to the contrary, however, following a Change in Control, any act, determination or decision of the Company or the Committee, as applicable, with regard to the administration, interpretation and application of the Plan must be reasonable, as viewed from the perspective of an unrelated party and with no deference paid to the actual act, determination or decision of the Company or the Committee, as applicable. Furthermore, following a Change in Control, any decision by the Company or the Committee, as applicable, shall not be final and binding on a Participant. Instead, following a Change in Control, if a Participant disputes a decision of the Company or the Committee relating to the Plan and pursues legal action, the court shall review the decision under a “de novo” standard of review. In addition, following a Change in Control, in the event that (i) the Company’s common stock is no longer publicly traded and (ii) any securities of the Company’s Ultimate Parent (as defined below) are publicly traded, then any decisions by the Board with respect to whether a Participant was terminated for “Cause” shall be made by the board of directors of the Ultimate Parent. For purposes of the Plan, “Ultimate Parent” means a publicly traded corporation or entity which, directly or indirectly through one or more affiliates, beneficially owns at least a plurality of the then-outstanding voting securities of the Company (including any successor to the Company by reason of merger, consolidation, the purchase of all or substantially all of the Company’s assets or otherwise).
(c)    Delegation of Authority. The Committee may delegate to one or more officers or employees of the Company such duties in connection with the administration of the Plan as it deems necessary, advisable or appropriate.
4.    Participation in the Plan.
(a)    Designation of Participants. The Board or the Committee shall from time to time select the employees who are to participate in the Plan (the “Participants”) from among those management or highly compensated employees of the Company and its affiliates it determines to be appropriate to include as Participants, given the purposes of the Plan and the potential effects on the employee of a Change in Control. The Company shall notify each Participant in writing of his or her participation in the Plan. For purposes of the Plan, the term “affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes any partnership or joint venture of which the Company or any of its affiliates are general partners or co-venturers.
(b)    Terminating Status as a Participant. A person shall cease to be a Participant upon (i) the termination of his or her employment by the Company and any affiliate for any reason prior to a Change in Control, or (ii) the date that the Company notifies the Participant in writing that such individual’s status as a Participant has been revoked; provided that such revocation shall not become effective until 12 months from the date that the revocation notice is provided. Except as specifically provided herein, the Committee shall have absolute discretion in the selection of Participants and in revoking their status as Participants. Notwithstanding the foregoing, no revocation by the Committee of any person’s designation as a Participant shall be effective if made (i) on the day of, or within 24 months after, a Change in Control, (ii) prior to a Change in Control, but at the request of any third party participating in or causing the Change in Control or (iii) otherwise in connection with, in relation to, or in anticipation of a Change in Control.
5.    Change in Control. For purposes of the Plan, “Change in Control” means the first to occur of the following:
(a)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (D) any acquisition pursuant to a transaction that complies with Sections 5(c)(i), 5(c)(ii) and 5(c)(iii);
(b)    individuals who, as of the Effective Date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
No Participant in this Plan who participates in any group conducting a management buyout of the Company under the terms of which the Company ceases to be a public company may claim that such buyout is a Change in Control under this Plan and no such Participant shall be entitled to any payments or other benefits under this Plan as a result of such buyout. For purposes of the Plan, no Participant in this Plan shall be deemed to have participated in a group conducting a management buyout of the Company unless, following the consummation of the transaction, such Participant was the beneficial owner of more than 10% of the then-outstanding voting securities of the Company or any successor corporation or entity resulting from such transaction.
6.    Eligibility for Benefits under the Plan.
(a)    General. If a Change in Control shall have occurred, each person who is a Participant on the date of the Change in Control shall be entitled to the compensation and benefits provided in Section 7(b) upon the subsequent termination of the Participant’s employment, provided that such termination occurs prior to the second anniversary of the Change in Control, unless such termination is (i) because of the Participant’s death or disability (as determined under the Company’s Long Term Disability Plan in effect immediately prior to the Change in Control), (ii) by the Company or its affiliate for Cause, or (iii) by the Participant other than for Good Reason.
(b)    Cause. For purposes of the Plan, “Cause” means:
(i)    any material misappropriation of funds or property of the Company or its affiliate by the Participant;
(ii)    unreasonable and persistent neglect or refusal by the Participant to perform his or her duties which is demonstrably willful and deliberate on the Participant’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;
(iii)    conviction of the Participant of a securities law violation or a felony involving moral turpitude; or
(iv)    found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law.
Notwithstanding the foregoing provisions of this Section 6(b), the Participant shall not be deemed to have been terminated for Cause after a Change in Control unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Participant and an opportunity for Participant, together with his or her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth above in this Section 6(b) and specifying the particulars thereof in detail.
(c)    Good Reason. For purposes of the Plan, “Good Reason” means the occurrence after a Change in Control of any of the following circumstances without the Participant’s express written consent, unless such circumstances are fully corrected prior to the Date of Termination (as defined below) specified in the Notice of Termination (as defined below) given in respect thereof:
(i)    the material diminution of the Participant’s duties, authorities or responsibilities from those in effect immediately prior to the Change in Control;
(ii)    a material reduction in the Participant’s base salary or target bonus opportunity as in effect on the date immediately prior to the Change in Control;
(iii)    the relocation of the Participant’s office from the location at which the Participant is principally employed immediately prior to the date of the Change in Control to a location 35 or more miles farther from the Participant’s residence immediately prior to the Change in Control, and recognizing that the Participant shall be expected to travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control;
(iv)    the failure by the Company or its affiliate to pay any material compensation or benefits due to the Participant;
(v)     (A) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Plan, as contemplated in Section 14, or, (B) if the business of the Company for which the Participant’s services are principally performed is sold at any time within 24 months after a Change in Control, there is a material diminution of the Participant’s duties, authorities or responsibilities from those in effect immediately prior to the Change in Control; or
(vi)    any purported termination of the Participant’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of the Plan.
(d)    Certain Terminations Prior to a Change in Control. Anything in the Plan to the contrary notwithstanding, if a Change in Control occurs and if the Participant’s employment with the Company terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment (i) was at the request of any third party participating in or causing the Change in Control or (ii) otherwise arose in connection with, in relation to, or in anticipation of the Change in Control, then the Participant shall be entitled to all payments and benefits under the Plan as though the Participant had terminated his or her employment for Good Reason on the day after the Change in Control. For purposes of this Section 6(d), a Change in Control means a Change in Control that is also a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury regulations and guidance issued thereunder (“Section 409A”).
(e)    No Waiver. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(f)    Notice of Termination After a Change in Control. Any termination by the Company, or by the Participant for Good Reason, shall be communicated by Notice of Termination given in accordance with the Plan. For purposes of the Plan, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in the Plan relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. With respect to a Notice of Termination given by a Participant in connection with a termination for “Good Reason” such notice must be provided within ninety (90) days after the event that created the “Good Reason”.
(g)    Date of Termination. For purposes of the Plan, “Date of Termination” means (i) if the Participant’s employment is terminated by the Company for Cause, the date on which the Notice of Termination is given or any later date specified therein (which, however, shall not be more than 15 days later), (ii) if the Participant’s employment is terminated by the Participant for Good Reason, the date specified in the Notice of Termination (which, however, shall not be less than 30 days or more than 45 days later than the date on which the Notice of Termination is given), or (iii) if the Participant’s employment is terminated by the Company other than for Cause, the date on which the Company notifies the Participant of such termination. In all instances, the Date of Termination shall mean the date of the Participant’s separation from service within the meaning of Section 409A.
7.    Obligations of the Company upon Termination.
(a)    Cause; Other than for Good Reason. If the Participant’s employment shall be terminated for Cause, or if the Participant terminates his or her employment other than for Good Reason, the Company shall pay the Participant his or her annual salary through the Date of Termination, to the extent not already paid, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Participant is entitled under any compensation, benefit or other plan or policy of the Company at the time such amounts are due, and the Company shall have no further obligations to the Participant under the Plan.
(b)    Termination Without Cause; Good Reason Terminations. Any Participant who becomes eligible for compensation and benefits pursuant to Section 6(a) shall be paid or provided the following:
(i)    his or her annual base salary through the Date of Termination, to the extent not already paid, at the rate in effect at the time Notice of Termination is given and annual bonus for the fiscal year prior to the Date of Termination, to the extent not already paid;
(ii)    as severance pay and in lieu of any further salary or bonus for the period following the Date of Termination, the Participant shall receive a lump sum payment equal to his or her “Annual Compensation” (as defined below) multiplied by the “Multiplier” (as defined below).
For purposes of the Plan: (i) for Participants who formerly participated in the Company’s 2015 Transitional Compensation Plan immediately prior to commencing participation in this Plan, “Multiplier” means three (3); and (ii) for other Participants the

“Multiplier” shall be either two (2) or one (1) as assigned to the Participant by the Board or the Committee.
For purposes of the Plan, “Annual Compensation” means the sum of (A) the Participant’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the Date of Termination or, if higher, during the 12 month period immediately prior to the Change in Control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) Plan contributions and similar items), and (B) the higher of (1) the average annual bonus the Participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the Change in Control occurs; and (2) the average annual bonus the Participant earned with respect to three fiscal years immediately prior to the fiscal year in which the Date of Termination occurs. For purposes of this calculation, annual bonuses include bonuses the Participant received prior to the separation of TEGNA Inc. and the Company on June 29, 2015;
(iii)    with respect to Participants who are “Grandfathered Participants” under the Company’s Supplemental Retirement Plan (as that term is defined in the Company’s Supplemental Retirement Plan) payment by the Company to such a Participant of the value of a monthly amount (calculated as a single life annuity) equal to the difference between (A) the monthly annuity payable under the Company’s Retirement Plan and the Company’s Supplemental Retirement Plan as of (1) the date of the Change in Control, or (2) the Date of Termination, whichever monthly annuity amount may be higher, and (B) that which would have been paid under such plan(s) had the Participant remained in the employ of the Company through the third year anniversary of the date of the Change in Control. For purposes of calculating this benefit, the Participant shall be credited with the service that the Participant would have performed if the Participant had remained employed through the third year anniversary of the date of the Change in Control, the Participant will be treated as having the age he would have attained on the third year anniversary of the date of the Change in Control, and the Participant will be credited with the compensation that the Participant would have received if the Participant continued to receive the same level of salary and annual bonus which the Participant received with respect to the fiscal year of the Company immediately preceding (1) the date of the Change in Control, or (2) the Date of Termination, whichever level may be higher (assuming that such compensation was paid to the Participant through the third year anniversary of the date of the Change in Control in equal monthly installments). The Company shall pay such benefit in the form of a lump sum distribution on the 30th day after the Date of Termination; provided that the Participant executes the agreement described in Section 7(c) by the 30th day after the Date of Termination. Such amount shall be calculated using the same assumptions and methodology used for calculating lump sum distributions to participants who terminate employment after a Change in Control under the Supplemental Retirement Plan;
(iv)    a prorated annual bonus for the portion of the fiscal year elapsed prior to the Date of Termination in an amount equal to the average annual bonus the Participant earned with respect to three fiscal years immediately prior to the fiscal year in which the Date of

Termination occurs prorated for the portion of the fiscal year elapsed prior to the Date of Termination;
(v)    an amount equal to the monthly COBRA cost of Executive’s medical and dental coverage in effect as of the Termination Date multiplied by the lesser of (1) 18; or (2) 24 minus the number of full months between the date of the Change in Control and the Date of Termination;
(vi)    It is the object of this subsection to provide for the maximum after-tax income to each Participant with respect to any payment or distribution to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the Plan or any other plan, arrangement or agreement, that would be subject to the excise tax imposed by Section 4999 of the Code or any similar federal, state or local tax that may hereafter be imposed  (a “Payment”) (Section 4999 of the Code or any similar federal, state or local tax are collectively referred to as the “Excise Tax”). Accordingly, before any Payments are made under this Plan, a determination will be made as to which of two alternatives will maximize such Participant’s after-tax proceeds, and the Company must notify the Participant in writing of such determination. The first alternative is the payment in full of all Payments potentially subject to the Excise Tax. The second alternative is the payment of only a part of the Participant’s Payments so that the Participant receives the largest payment and benefits possible without causing the Excise Tax to be payable by the Participant. This second alternative is referred to in this subsection as “Limited Payment”. The Participant’s Payments shall be paid only to the extent permitted under the alternative determined to maximize the Participant’s after-tax proceeds, and the Participant shall have no rights to any greater payments on his or her Payments. If Limited Payment applies, Payments shall be reduced in a manner that would not result in the Participant incurring an additional tax under Section 409A of the Code.  Accordingly, Payments not constituting nonqualified deferred compensation under Section 409A shall be reduced first, in this order but only to the extent that doing so avoids the Excise Tax (e.g., accelerated vesting or payment provisions in an award will be ignored to the extent that such provisions would trigger the Excise Tax):

▪	Payment of the severance amounts under Section 7(b)(ii)-(v) hereof to the extent such payments do not constitute deferred compensation under Section 409A.

▪
Performance-based awards in accordance with Sections 15.3 and 15.4 of the Company’s 2015 Omnibus Incentive Compensation Plan (or any predecessor or successor plan) (the “Omnibus Plan”), but excluding Section 409A Awards (as defined in such Plan).

▪	Non-performance, service-based awards in accordance with Sections 15.3 and 15.4 of the Omnibus Plan, but excluding Section 409A Awards (as defined in such Plan).

▪	Awards of Options and SARs under the Omnibus Plan in accordance with Sections 15.3 and 15.4 of the Omnibus Plan.

Then, if the foregoing reductions are insufficient, Payments constituting deferred compensation under Section 409A shall be reduced, in this order:

▪	Payment of the severance amounts under Section 7(b)(ii)-(v) hereof to the extent such payments constitute deferred compensation under Section 409A.

▪	Performance-based Section 409A Awards in accordance with Sections 15.3 and 15.4 of the Omnibus Plan.

▪	Non-performance, service-based Section 409A awards in accordance with Sections 15.3 and 15.4 of the Omnibus Plan.
In the event of conflict between the order of reduction under this Plan and the order provided by any other Company document governing a Payment, then the order under this Plan shall control.
All determinations required to be made under this Section 7(b)(vi) shall be made by Ernst & Young LLP, or, if Ernst & Young LLP is not the Company’s nationally recognized independent accounting firm immediately prior to the Change in Control, such other nationally recognized accounting firm serving as the Company’s independent accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within ten (10) business days of the termination of employment giving rise to benefits under the Plan, or such earlier time as is requested by the Company. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. In the event the Accounting Firm determines that the Payments shall be reduced, it shall furnish the Participant with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and the Participant.
(c)    Timing of Payments and Release Condition. All payments under Sections 7(b)(ii), 7(b)(iii), 7(b)(iv) and 7(b)(v) shall be due and payable in a lump sum on the 30th day after the Date of Termination; provided that the Participant executes the attached agreement set forth at Exhibit A (or a substantially similar agreement) on or before the 30th day after the Date of Termination; and provided further that the Gannett Co., Inc. Chief People Officer, with advice of counsel, may make such changes to such form to comply with applicable laws and regulatory developments. The Participant shall forfeit all rights under this Plan if such agreement is not executed by that date. The timing of all payments and benefits under this Plan shall be made consistent with the requirements of Section 409A, and notwithstanding any provision of the Plan to the contrary, any amount or benefit that is payable to a Participant who is a “specified employee” (as defined in Section 409A) shall be delayed until the date which is first day of the seventh month after the date of such Participant’s termination of employment (or, if earlier, the date of such Participant’s death), if paying such amount or benefit prior to that date would violate Section 409A.
8.    Mitigation. Except as provided in Section 13(b), the Participant shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in the Plan be reduced by any compensation earned by the Participant as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
9.    Resolution of Disputes. If there shall be any dispute between the Company and the Participant (a) in the event of any termination of the Participant’s employment by the Company, as to whether such termination was for Cause, or (b) in the event of any termination of employment by the Participant, as to whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination by the Company was for Cause or that the determination by the Participant of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Participant and/or the Participant’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to the Plan as though such termination were by the Company without Cause or by the Participant with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this Section except upon receipt of a written undertaking by or on behalf of the Participant to repay all such amounts to which the Participant is ultimately adjudged by such court not to be entitled. Notwithstanding the foregoing, the payment of any amount in settlement of a dispute described in this Section shall be made in accordance with the requirements of Section 409A.
10.    Legal Expenses and Interest.
(a)    If, with respect to any alleged failure by the Company to comply with any of the terms of the Plan or any dispute between the Company and the Participant with respect to the Participant’s rights under the Plan, a Participant in good faith hires legal counsel with respect thereto or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, to interpret, enforce his or her rights under, or recover damages for violation of the terms of the Plan, then (regardless of the outcome) the Company shall pay, as they are incurred, the Participant’s actual expenses for attorneys’ fees and disbursements. The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Executive, provided that the Executive shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.
(b)    To the extent permitted by law, the Company shall pay to the Participant on demand a late charge on any amount not paid in full when due after a Change in Control under the terms of the Plan. Except as otherwise specifically provided in the Plan, the late charge shall be computed by applying to the sum of all delinquent amounts a late charge rate. The late charge rate shall be a fixed rate per year that shall equal the sum of 3% plus the “prime rate” of Morgan Guaranty Trust Company of New York or successor institution (“Morgan”) publicly announced by Morgan to be in effect on the Date of Termination, or if Morgan no longer publicly announces a prime rate on such date, any substantially equivalent rate announced by Morgan to be in effect on such date (or, if Morgan does not exist on such date, the prime rate published by the Wall Street Journal on such date) (provided, however, that such rate shall not exceed any applicable legally permissible rate).

11.    Funding. The Company may, in its discretion, establish a trust to fund any of the payments which are or may become payable to Participant under the Plan, but nothing included in the Plan shall require that the Company establish such a trust or other funding arrangement. Whether or not the Company sets any assets aside for the purposes of the Plan, such assets shall at all times prior to payment to Participants remain the assets of the Company subject to the claims of its creditors. Neither the Company nor the Board nor the Committee shall be deemed to be a trustee or fiduciary with respect to any amount to be paid under the Plan.
12.    No Contract of Employment. The Participant and the Company acknowledge that, except as may otherwise be provided under any written agreement between the Participant and the Company, the employment of the Participant by the Company is “at will” and, subject to such payments as may become due under the Plan, such employment may be terminated by either the Participant or the Company at any time and for any reason.
13.    Non-exclusivity of Rights.
(a)    Future Benefits under Company Plans. Nothing in the Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice of the Company or any of its affiliates, nor shall anything herein limit any rights or reduce any benefits the Participant may have under any agreement or arrangement with the Company or any of its affiliates. Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any agreement or arrangement with the Company or any of its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or agreement or arrangement except as explicitly modified by the Plan.
(b)    Benefits of Other Plans and Agreements. If the Participant becomes entitled to receive compensation or benefits under the terms of the Plan, such compensation or benefits will be reduced by other severance benefits payable under any plan, program, policy or practice of or agreement or other arrangement between the Participant and the Company (not including payments or distributions under the Company’s 2015 Omnibus Incentive Compensation Plan). It is intended that the Plan provide compensation or benefits that are supplemental to severance benefits and that are actually received by the Participant pursuant to any plan, program, policy or practice of or agreement or arrangement between the Participant and the Company, such that the net effect to the Participant of entitlement to any similar benefits that are contained both in the Plan and in any other existing plan, program, policy or practice of or agreement or arrangement between the Participant and the Company will be to provide the Participant with the greater of the benefits under the Plan or under such other plan, program, policy, practice, or agreement or arrangement. This Plan is not intended to modify, amend, terminate or otherwise affect the Company’s 2015 Omnibus Incentive Compensation Plan (or a successor plan), which shall remain a fully independent and separate plan.
14.    Successors; Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Plan, “Company” means the Company as herein defined and any successor to its business and/or assets which assumes and agrees to perform the Plan, by operation of law or otherwise.
15.    Transferability and Enforcement.
(a)    The rights and benefits of the Company under the Plan shall be transferable, but only to a successor of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns. The rights and benefits of Participant under the Plan shall not be transferable other than by the laws of descent and distribution.
(b)    The Company intends the Plan to be enforceable by Participants. The rights and benefits under the Plan shall inure to the benefit of and be enforceable by any Participant and the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant should die while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s devisee, legatee or other designee or, if there is no such designee, to the Participant’s estate.
16.    Notices. Any notices referred to herein shall be in writing and shall be deemed given if delivered in person or by facsimile transmission, telexed or sent by U.S. registered or certified mail to the Participant at his or her address on file with the Company (or to such other address as the Participant shall specify by notice), or to the Company at its principal executive office, Attn: Secretary.
17.    Amendment or Termination of the Plan. The Board reserves the right to amend, modify, suspend or terminate the Plan at any time, provided that:
(a)    without the written consent of the Participant, no such amendment, modification, suspension or termination shall adversely affect the benefits or compensation due under the Plan to any Participant whose employment has terminated prior to such amendment, modification, suspension or termination and is entitled to benefits and compensation under Section 7(b);
(b)    no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Participant to receive any payment or benefit under the Plan will become effective prior to the first anniversary of the date on which written notice of such amendment, modification, suspension or termination was provided to the Participant, and if such amendment, modification, suspension or termination was effected (i) on the day of or subsequent to the Change in Control, (ii) prior to the Change in Control, but at the request of any third party participating in or causing a Change in Control or (iii) otherwise in connection with, in relation to, or in anticipation of a Change in Control, such amendment, modification, suspension or termination will not become effective until the second anniversary of the Change in Control; and
(c)    the Board’s right to amend, modify, suspend or terminate the Plan is subject to the requirements of Section 409A to the extent such requirements apply to the Plan.

18.    Waivers. The Participant’s or the Company’s failure to insist upon strict compliance with any provision of the Plan or the failure to assert any right the Participant or the Company may have hereunder, including, without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right under the Plan.
19.    Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, and such other provisions shall remain in full force and effect to the extent permitted by law.
20.    Governing Law. To the extent not preempted by federal law, all questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.
21.    Section 409A. (a) General.  It is intended that payments and benefits made or provided under this Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be interpreted and administered in accordance with that intent.  If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.  Despite any contrary provision of this Plan, any references to “termination of employment” or “Date of Termination” or similar term shall mean and refer to the date of a Participant’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).
(b)Delay of Payment.  Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to a Participant under this Plan during the six (6)-month period immediately following a Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of a Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following such Participant’s separation from service (the “Delayed Payment Date”).  If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of such Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of his or her death.

(c)Reimbursement and In-Kind Benefits.  Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or, if longer, through the twentieth (20th) anniversary of the Effective Date) or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

22.    Headings. The headings and paragraph designations of the Plan are included solely for convenience of reference and shall in no event be construed to affect or modify any provisions of the Plan.
Dated: July 28, 2015                GANNETT CO., INC.

By: /s/ David Harmon
Name:     David Harmon
Title:     Chief People Officer

Exhibit A
Release of Claims and Restrictive Covenant Agreement

This Release of Claims and Restrictive Covenant Agreement (this “Agreement”) is entered into among [___________________] and Gannett Co., Inc. (the “Company”) in connection with your separation of employment from the Company in accordance with the Gannett Co., Inc. 2015 Change in Control Severance Plan (the “Plan”). Capitalized terms used and not defined herein shall have the meanings provided in the Plan. The parties agree to the following:

(1)Date of Termination. Your final day as an employee of the Company is _______________, 20__ (the “Date of Termination”).

(2)Severance Amount.  Provided that you execute this Agreement and that it becomes effective in accordance with paragraph 9 hereof, on _____________, 20__, you will receive a lump sum cash payment in the amount of $_________, less legally-required withholdings, payable on ____________.

(3)Release Deadline.  You will receive the benefits described in paragraph 2 above only if you sign this Agreement on or before ______________, 20__.  In exchange for and in consideration of the benefits offered to you by the Company in paragraph 2 above, you agree to the terms of this Agreement.

(4)Release of Claims.  You agree that this is a full and complete Release of Claims.  Accordingly, you and the Company agree as follows:

(a)
The Release of Claims means that you agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against the Company, any of its subsidiaries, related or affiliated companies, including any predecessor or successor entities, and their respective directors, officers, and employees (collectively, the “Company Parties”).  This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware, including claims for breach of contract, claims arising out of any employment agreement you may have or under the Plan, claims of intentional or negligent infliction of emotional distress, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by the Company.  In addition, the Company Parties agree to give up forever any and all legal claims, or causes of action, they may have or think they may have against you, including all legal claims that arose at any time before or at the time you sign this Agreement, whether known to the Company Parties or not.

Notwithstanding the foregoing, by executing this Release of Claims, (i) you will not forfeit or release your right to receive your vested benefits under the Gannett Retirement Plan, the Gannett Co., Inc. 401(k) Savings Plan, the Gannett Supplemental Retirement Plan, the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan and the Gannett Co., Inc. Deferred Compensation Plan (but you will forfeit your right to receive any further severance or annual bonus award); any rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under the Plan that are intended to survive a termination of employment; or any legal claims or causes of action arising out of actions allegedly taken by the Company after the date of your execution of this Agreement; and (ii) none of the Company Parties will forfeit or release any right to recoup compensation under the claw back provisions of under any plan or policy of the Company or applicable law; any rights under the Plan which are intended to survive a termination of employment (including, but not limited to, your restrictive covenant and confidentiality obligations); any claims based on your fraud or conduct which was committed in bad faith or arising from your active and deliberate dishonesty; any claims for which you have no rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; or any legal claims or causes of action arising out of actions allegedly taken by you after the date of your execution of this Agreement.  The matters referenced in clauses (i) and (ii) of this paragraph are referred to as the “Excluded Matters.”

(b)
Several laws of the United States and of the Commonwealth of Virginia create claims for employees in various circumstances.  These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Genetic Information Non-discrimination Act, and the Virginia Human Rights Act.  Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff.  You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar state and federal laws, including any claims for attorneys’ fees.

(c)
By referring to specific laws we do not intend to limit the Release of Claims to just those laws.  All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with the Company or any of its subsidiaries, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement.  The only legal claims that are not covered by this Release of Claims are the Excluded Matters.

(d)
Except for the Excluded Matters, we agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.

(e)
We specifically confirm that, as far as you or the Company know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with the Company.

(f)
This Agreement will not prevent you from filing any future administrative charges or complaints with the Securities and Exchange Commission (SEC), the United States Equal Employment Opportunity Commission (EEOC) or any state or federal government agency about a potential violation of federal or state law or regulation. This does not mean that you may collect any monetary damages or receive any other remedies from charges filed with, or actions by, a state or federal agency; such an award of damages or remedies would be precluded by the release set forth above, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters; provided, however, the prohibitions on recovery of an award of damages or remedies in this Section 4(f) shall not apply to any recovery authorized under Section 21F of the Securities Exchange Act of 1934. This provision is meant to include claims that are solely or in part on your behalf, or on behalf of the Company, or claims which you or the Company have or have not authorized.

(5)Restrictive Covenants.

(a)
You agree that in consideration for the payments under paragraph 2 above, for a period of six (6) months after the Date of Termination (the “Restricted Period”), you will not, without the written consent of the Company, obtain or seek a position with a Competitor (as defined below) in which you will use or are likely to use any confidential information or trade secrets of the Company, or which you would have duties for such Competitor within the United States that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by you for the Company. For purposes of this paragraph 5, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by the Company as of the date of this Agreement, including, but not limited to newspapers, non-daily publications, digital, Internet, and other news and information services, and “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services.  The parties acknowledge that the Company may from time to time during the term of this Agreement change or increase the line of goods or services it provides, and you agree to amend this Agreement from time to time to include such different or additional goods and services to the definition of “Competitive Services” for purposes of this paragraph 5. You agree that due to your position of trust and confidence the restrictions contained in this paragraph 5(a) are reasonable, and the benefits conferred on you in this Agreement are adequate consideration, and since the nature of the Company’s business is national in scope, the geographic restriction herein is reasonable. [This restrictive covenant only applies to the Company’s Chief Executive Officer.]

(b)
You understand and agree that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to your own use.  Accordingly, you hereby agree that during the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of another person, solicit or induce any employee of the Company to terminate his or her employment relationship with the Company or any affiliate of the Company or to enter into employment with another person or entity.  The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(c)
You agree that you will not make any statements, oral or written, or cause or allow to be published in your name, or under any other name, any statements, interviews, articles, books, web logs, editorials or commentary (oral or written) that are critical or disparaging of the Company, or any of their operations, or any of their officers, employees or directors.  Likewise, the Company agrees that it will not make, and will use reasonable efforts to ensure that directors and officers of the Company do not make, any statements, oral or written, or cause to be published in the Company’s name, any statements, interviews, articles, editorials or commentary (oral or written) that are critical or disparaging of you.  It is understood that merely because a personal statement is made by a Company employee does not mean that it is made “in the Company’s name”. This Agreement does not prevent you from communicating with the NLRB, EEOC, SEC or any other state or federal governmental agency or from participating in or cooperating with such agencies in any investigation or legal action undertaken by that agency, including providing documents or other information, without notice to the Company.

(d)
You agree that unless duly authorized in writing by the Company, you will not at any time divulge or use in connection with any business activity any trade secrets or confidential information first acquired by you during and by virtue of your employment with the Company. Notwithstanding any provisions of this Agreement or Company policy regarding the disclosure of trade secrets or confidential information, pursuant to section 7 of the Defend Trade Secrets Act of 2016 (“DTSA”), you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret if that disclosure is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

(e)
You acknowledge that a breach of this paragraph 5 would cause irreparable injury and damage to the Company which could not be reasonably or adequately compensated by money damages, and the Company acknowledges that a breach of paragraph 5 would cause irreparable injury and damage to you, which could not be reasonably or adequately compensated by money damages.  Accordingly, each of you, the Company acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and the non-breaching party shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security.  Any period of restriction set forth in this paragraph 5 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(f)
In the event of your breach of this paragraph 5, in addition to the injunctive relief described above, the Company’s remedy shall include the forfeiture and return to the Company of any payment made to you or on your behalf under paragraph 2 above.

(g)
In the event that any provision of this paragraph 5 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this paragraph 5 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

(6)Entire Agreement.  You agree that this Agreement contains all of the details of the agreement between you and the Company with respect to the subject matter hereof.  Nothing has been promised to you, either in some other written document or orally, by the Company or any of its officers, employees or directors, that is not included in this Agreement.

(7)No Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Company Parties.

(8)Governing Law and Venue. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties agree to submit to the jurisdiction of the federal and state courts sitting in Delaware, for all purposes relating to the validity, interpretation, or enforcement of this Agreement.

(9)Time to Consider; Effectiveness. Please review this Agreement carefully.  We advise you to talk with an attorney before signing this Agreement.  So that you may have enough opportunity to think about this offer, you may keep this Agreement for twenty-one (21) days from the date of termination of your employment.  You acknowledge that this Agreement was made in connection with your participation in the Plan and was available to you both prior to and immediately at the time of your termination of employment.  For that reason you acknowledge and agree that the twenty-one (21)-day consideration period identified in this paragraph commenced to run, without any further action by the Company immediately upon your being advised of the termination of your employment.  Consequently, if you desire to execute this Agreement, you must do so no later than _______________, 20__.  Should you accept all the terms by signing this Agreement on or before _____________, 20__, you may nevertheless revoke this Agreement within seven (7) days after signing it by notifying ___________________________ in writing of your revocation.  We will provide a courtesy copy to your attorney, if you retain one to represent you.  If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below.  The Agreement will become effective, and its terms will be carried out beginning on the day following the seven (7)-day revocation period.

(10)Knowing and Voluntary.  By signing this Agreement you agree that you have carefully read this Agreement and understand its terms.  You also agree that you have had a reasonable opportunity to think about your decision, to talk with an attorney or advisor of your choice, that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

Date: _____________________________    _____________________________________
EMPLOYEE

Date: _____________________________    ______________________________________                                    GANNETT CO., INC.
By:
Title: